UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 18, 2008
Date of Report (Date of earliest event reported)

URANERZ ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

NEVADA	000-50180	98-0365605
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

Suite 1410 - 800 West Pender Street
Vancouver, British Columbia Canada		V6C 2V6
(Address of principal executive offices)		(Zip Code)

604-689-1659
Registrant's telephone number, including area code

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 7.01. Regulation FD Disclosure.

On March 18, 2008, the Registrant issued the attached press release relating to proposed private placement transactions, pursuant to which the Registrant proposes to raise approximately US$23,676,000 via a brokered private placement of 4,000,000 units and a non-brokered private placement of 5,865,000 units, including 5,465,000 to Denison Mines Corp. (“Denison”), at a price of US$2.40 per unit. Upon closing of the private placement Denison will own approximately 9.9% of the issued and outstanding common shares of the Registrant.

Each unit is comprised of one common share and one-half of one common share purchase warrant. Each whole warrant will entitle the holder to purchase one additional share of the Registrant’s common stock for a period of 24 months after the closing at an exercise price of US$3.50 per share.

The securities being offered have not been and will not be registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), or the securities laws of any state, and may not be offered or sold in the United States or to, or for the account or benefit of, U.S. Persons or persons within the United States without registration unless an exemption from such registration requirements is available. The units will be placed within the United States and to, or for the account or benefit of, U.S. Persons or persons within the United States pursuant to exemptions from the registration requirements of the US Securities Act provided by Regulation D and/or Section 4(2) thereunder, and outside the United States in off-shore transactions pursuant to the exclusion from the registration requirements of the US Securities Act provided by Regulation S thereunder. The news release or this Form 8-K does not constitute an offer for sale of securities in the United States.

Certain placement agents will be paid a cash commission of 6% of the gross proceeds of the brokered private placement. The Company has also agreed to issue to the certain placement agent common share purchase warrants of the Company entitling the placement agents to purchase common shares equal to 3% of the units sold under the brokered private placement at price of US$2.60 for a period of 12 months following the closing of the brokered private placement.

Item 9.01. Exhibits.

(99.1)	Press Release dated March 18, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

URANERZ ENERGY CORPORATION

DATE: March 28, 2008	By:	/s/ “Sonya Reiss”

Sonya Reiss
Vice President, Corporate Affairs and Secretary